Exhibit 99.1

ENVIROKARE ANNOUNCES FINANCING AGREEMENT AT LRM INDUSTRIES

New York, New York – June 25, 2008 - ENVIROKARE TECH, INC. (OTCBB: ENVK), announced that LRM Industries, LLC ("LRM") has secured financing to extend its current operating line of credit.  Envirokare, through its joint venture interest in LRM, is developing state-of-the-art TPF ThermoPlastic Flowforming™ and STF Sheetless Thermoforming™ process technologies, which produce proprietary long-fiber reinforced and non-reinforced thermoplastic products.

The financing was provided by SunTrust Bank and includes an extension of an existing revolving credit line to provide up to $1 million, or $1.55 million in the aggregate, in additional working capital to be utilized by LRM for general operating purposes.

LRM Industries, LLC was formed to commercialize TPF ThermoPlastic Flowforming™ and aligned technologies through development, manufacturing and licensing.  LRM is a joint venture of NOVA Chemicals, Inc. and Envirokare Composite Corporation (a wholly owned subsidiary of Envirokare Tech, Inc.).

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TPF ThermoPlastic Flowforming™ and STF Sheetless Thermoforming™ are emerging process technologies for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and non-reinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and non-reinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and non-reinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™ molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™ and STF Sheetless Thermoforming™ patented technologies strong contenders for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Any statements contained in this letter that are not statements of historical fact are forward-looking statements.  You can identify these statements by words such as "may," "will", "will be," "expect," "are anticipated,"  "are expected', "estimate," "continue" or other similar words.  These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information and are based on certain assumptions and analyses made by Envirokare in light of its perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as uncertainties in cash flow, expected time and costs of litigation, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, competition, litigation, environmental matters, the potential impact of government regulations, fluctuations in the economic environment and other such matters, many of which are beyond our control.  You are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.